Exhibit 99.1

July 26, 2024

Anurag Maheshwari
c/o 3M Company
3M Center
St. Paul, Minnesota 55144

Dear Anurag:
Congratulations! I am pleased to present this at will employment offer for you to join 3M Company (“3M” or the “Company”) as Executive Vice President and Chief Financial Officer reporting to 3M’s Chief Executive Officer.
Start Date; Work Location. Your first day of employment with the Company is expected to be September 1, 2024 (your actual first day of employment, the “Start Date”). Your primary work location will be 3M Headquarters in Saint Paul, Minnesota.
Cash Compensation. You will be provided an initial annual base salary of $1,050,000 paid in monthly installments and a short-term incentive compensation opportunity with a target value of $1,155,000 (110% of base salary) paid annually. The actual short-term incentive compensation you receive will be determined in accordance with the terms of the 3M Annual Incentive Plan or any successor thereto and may range from 0% to 200% of your weighted-average target for the performance period for a variety of reasons, including the performance of the Company or an assigned business unit against preestablished goals, your individual job performance, and your satisfaction of applicable vesting requirements. Your annual base salary and short-term incentive compensation opportunity will be prorated based on the portion of the year worked. Your base salary and target cash compensation will be reviewed at least annually and may be adjusted by the Company.
Hiring Bonus. You will receive a hiring bonus equal to $3,150,000 (“Hiring Bonus”), which will be paid after your Start Date and not more than thirty (30) days following 3M’s receipt of an executed copy of the enclosed Hiring Bonus Repayment Agreement. The Hiring Bonus Repayment Agreement requires you to repay some (or all) of the Hiring Bonus, less any taxes withheld by 3M at the time of payment, if, before the third anniversary of the Start Date, you resign from employment with 3M or the Company executes a written determination that you have engaged in “Misconduct” (as defined in, and determined in accordance with, the 3M Company 2016 Long-Term Incentive Plan (the “2016 LTIP”)). Note that you will not be eligible for the Hiring Bonus until you have started your employment with 3M and payment of the Hiring Bonus is expressly conditioned upon your execution of the enclosed Hiring Bonus Repayment Agreement during the thirty (30)-day period commencing with the Start Date.

Long-Term Incentives. You will be eligible to receive long-term incentive awards as determined by the Compensation and Talent Committee of 3M’s Board of Directors. These grants may be in the form of performance shares, stock options, restricted stock units, or other alternatives based on the Company’s common stock. The target value of the grants you receive will be determined by the Company’s Compensation and Talent Committee in its discretion taking into account a variety of factors, including changes in external market survey data and job performance.
The ultimate value of the grants you receive will depend on a number of factors, such as the performance of 3M and the value of its common stock. All long-term incentive awards you receive will be subject to the terms and conditions of the 2016 LTIP (or any successor thereto) and the applicable award agreement(s), including terms providing for the expiration or loss of grants or potential payments in the event of your termination of employment.

Initial Long-Term Incentive Awards. In consideration of your execution of the Employee Agreement and as an inducement to join 3M, no later than sixty (60) days following the Start Date, the Company will grant you a pro rata performance share award (“Pro Rata 2024 PSA”), a pro rata restricted stock unit award (“Pro Rata 2024 RSU Award”), and a special one-time make-whole restricted stock unit award (the “Make-whole RSU Award”) reflective of the terms set forth below.
Performance Share Awards. The Pro Rata 2024 PSA will cover a target number of performance shares determined by dividing $666,667 by the closing sales price for a share of 3M common stock on the grant date and rounding the result up to the nearest whole number; provided, however, that if the Start Date occurs after the first business day of September, the dollar amount used to determine the target number of performance shares will instead equal the result obtained by multiplying $179,166.67 by the number of whole calendar months remaining in 2024 as of the last business day preceding the Start Date. The performance period and goals for such award will be the same as those of the annual performance share awards made to 3M’s other executive officers. The award will vest in a single installment on December 31, 2026, subject to your continued employment.
RSU Awards. The Pro Rata 2024 RSU Award and Make-whole RSU Award will cover a number of shares of 3M common stock (each, a “Share”) determined by dividing $666,667 and $4,500,000, respectively, by the closing trading price of a share of 3M common stock on the grant date and rounding each result up to the nearest whole Share, as determined by 3M in accordance with FASB ASC Topic 718, excluding the effect of forfeitures; provided, however, that if the Start Date occurs after the first business day of September, the dollar amount used to determine the number of Shares covered by the Pro Rata 2024 RSU Award will instead equal the result obtained by multiplying $179,166.67 by the number of whole calendar months remaining in 2024 as of the last business day preceding the Start Date. Subject to your continued employment with 3M, the restricted stock units subject to the Pro Rata 2024 RSU Award will vest in a single lump sum on the third anniversary of the grant date and the restricted stock units subject to the Make-whole RSU Award will vest in equal installments on each of the first three anniversaries of the grant date. If 3M terminates your employment other than for Misconduct and you subsequently sign (and do not revoke) a general release of all claims against 3M and its current and former affiliates in a form, and by a date, prescribed by 3M in its sole discretion, then the Make-whole RSU Award will remain outstanding and eligible to vest in accordance with its terms as if you had not terminated employment.
Other Terms and Conditions. The remaining terms and conditions of the Pro Rata 2024 PSA, Pro Rata 2024 RSU Award, and Make-whole RSU Award will be subject to the terms and conditions of the 2016 LTIP or any successor thereto and the applicable award agreements, including the expiration or forfeiture of grants upon termination of employment.

Relocation. For this role, your primary office location will be 3M Headquarters in Saint Paul, Minnesota. Therefore, you will be required to relocate to the area within twelve (12) months of acceptance of this offer. To help you and your family with the move, comprehensive relocation services will be made available in accordance with 3M's Relocation Policy. Enclosed is additional information about your relocation benefits. Please note that failure to relocate in a timely manner may result in termination of your employment. For more specific information about 3M's Relocation Policy, please contact SIRVA Relocation at (763) 525-3700 or toll free at (866) 317-0354.
Enclosed is a copy of 3M’s Relocation Repayment Agreement, which under certain circumstances requires you to repay 3M for relocation expenses incurred on your behalf. Your right to receive relocation benefits is expressly conditioned upon your execution of the enclosed Relocation Repayment Agreement.

Indemnification. As a senior executive of the Company, you will receive the same indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.

Vacation. Executives are not required to track vacation usage. We acknowledge the demands and expectations of your role and support your use of judgment to take care of your well-being. It is anticipated that you will use around five weeks of vacation time annually.

Severance Benefits. You will be eligible to participate in any severance plan maintained by the Company at the time of your separation and made available to similarly situated executives.
Total Compensation Package. Our total compensation package is one of the many benefits of joining 3M. This package goes beyond your cash compensation and long-term incentives and includes a broad range of benefits and services that can be tailored to your current life situation and adjusted periodically to fit your needs. You will receive additional information following commencement of employment, and you can contact 3M Benefits Center at (844) 396-8946 with questions.

Employee Agreement. Prior to the Start Date, you will be asked to sign a 3M Employee Agreement, as a condition of your employment. A blank copy of this agreement is attached for your review. The original, signed agreement will be retained by 3M. Employment with the Company is “at will,” which means that either you or the Company may end the employment relationship at any time, for any reason or no reason, and with or without notice. Nothing in this offer of employment is intended to or does create an employment relationship that is not “at will.”
Stock Ownership Guidelines. You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you will have five (5) years to accumulate ownership of shares of Company common stock having an aggregate market value equal to three (3) times your annual base salary. A copy of the Company’s current Stock Ownership Guidelines is enclosed for your review.
Recoupment Policy. As a senior leader of the Company, certain compensation paid or provided to you will be subject to the terms of the Company’s Recoupment Policy, as in effect from time to time. A copy of the policy as currently in effect is enclosed for your review.
Reservation of Rights. The Company reserves the right at any time to make changes to or terminate its compensation and benefit plans, including incentive compensation plans. These changes could impact your eligibility to receive compensation and benefits under these plans, the time and form of payment, as well as changes in the factors and formulas for measuring performance and converting that performance into payments. Any such changes could affect your ability to earn compensation (including incentive compensation) after the change(s) take effect. The Company also reserves the right to make changes in the allocation of your planned total cash compensation between base salary and short-term incentive compensation.
Direct Deposit. 3M is a direct deposit employer. Payments to employees are made via direct deposit. You will be expected to provide personal bank account information to 3M on the effective date of employment. 3M will respect and comply with your rights in accordance with Federal and state regulations.
Withholding. All compensation and benefits payable to you pursuant to the terms of this offer letter or otherwise will be subject to deduction of all Federal and state income taxes and all other taxes and amounts the Company may be required to collect or withhold.
Previous Agreement(s) with Other Employers. By accepting this offer, you are representing to 3M that you have checked, and you are subject to no binding contractual or other legal restrictions that would prevent you from performing the duties of the position offered to you.  In addition to the other contingencies set forth in this offer, this offer is contingent upon 3M’s verification that you are not subject to any restrictions that would prevent you from performing (or make it unacceptably difficult for you to perform) the duties of the position being offered to you in 3M’s judgment.  As part of this verification process, you agree to cooperate with 3M by providing it with all contracts and other information available to you regarding restrictions arising from your past employment or other work associations that remain in effect and may place legal restrictions on you. If there are contracts or other restrictions that you cannot share with 3M due to confidentiality obligations or for some other reason, you agree to cooperate with 3M in identifying an alternative means (through legal counsel representing you or otherwise) for 3M to conduct the forgoing verification process to 3M’s satisfaction.  Your actual start date will not be established until this verification review has been completed. The failure to provide full, accurate and complete information and cooperation in this verification review process may result in the withdrawal of this offer and/or termination of your employment with 3M if you are already employed when the failure is discovered.

Employment Eligibility Verification Form (Department of Justice I-9 Form). Federal law requires companies to verify that new employees are United States citizens or foreign nationals who are authorized to work in the United States. 3M must comply with this law. On the first day of your employment, the law requires you to do the following:

1.Complete section one of an Employment Eligibility Verification Form (Department of Justice Form I-9); and
2.Provide acceptable documents, which identify and certify that you are a citizen of the United States or a foreign national who is authorized to work in the United States. A 3M representative will examine and copy these documents.
Please review the acceptable list of I-9 documents and bring the necessary items to orientation on your first day of work or, if you are working remotely, follow the separate instructions that you will receive as part of your new employee paperwork. If you do not provide proper identification within three business days of your start date, we will be required by law to terminate your employment with 3M.
3M Company participates in E-Verify. E-Verify is an internet-based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. As a participant in E-Verify, 3M will provide the SSA and, if necessary, the DHS, with information from each new employee’s Form I-9 to confirm work authorization.
I trust this information will answer some of your questions, as well as convey our enthusiasm to bring you on board at 3M. If you have any outstanding questions on the content of this offer, please don’t hesitate to reach out to me directly. Alternatively, you can also contact Lisa Elvidge, Global Executive Recruiting, at (651) 271-6019 or via email at lmelvidge1@mmm.com.
Our culture fosters innovation to meet the needs of our customers, employees, investors, and community. We look forward to sharing a successful future with you, and we hope you will accept our offer of employment.
Sincerely,

/s/ Zoe Dickson

Zoe Dickson
Executive Vice President and
Chief Human Resources Officer

Enclosures
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